UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 27, 2022

THE TORO COMPANY
(Exact name of registrant as specified in its charter)

Delaware	1-8649	41-0580470
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

8111 Lyndale Avenue South Bloomington, Minnesota	55420
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (952) 888-8801

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $1.00 per share	TTC	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On April 27, 2022, The Toro Company (“TTC”) entered into a term loan credit agreement with Bank of America, N.A., as administrative agent, Wells Fargo Bank, National Association and U.S. Bank National Association, as co-syndication agents, and certain other lenders party thereto (the “Term Loan Agreement”), providing for an aggregate credit commitment of up to $200 million to TTC pursuant to a five-year unsecured term loan credit facility (the “Term Loan”). TTC entered into the Term Loan Agreement to refinance certain of its outstanding borrowings incurred in connection with TTC’s acquisition of The Intimidator Group that was completed on January 13, 2022 and borrowed under its revolving credit facility provided under an amended and restated revolving credit agreement dated as of October 5, 2021, with certain lenders, Bank of America, N.A., as administrative agent, swingline lender and letter of credit issuer, and Wells Fargo Bank, National Association and U.S. Bank National Association, as co-syndication agents.

At the option of TTC, the Term Loan will bear an interest rate equal to the applicable rate and either (a) a variable interest rate equal to the one- or three-month secured overnight financing rate as administered by the Federal Reserve Bank of New York, depending on the related interest measurement period (the “Term SOFR”) or (b) a variable interest rate based upon the highest of (i) the federal funds rate calculated by the Federal Reserve Bank of New York plus 0.50%, (ii) the prime rate announced by Bank of America, N.A., (iii) the Term SOFR plus 1.00% and (iv) 1.00% (the “Base Rate”). The applicable rate is scheduled and dependent upon the leverage ratio (as measured quarterly and defined as the ratio of (a) total indebtedness to (b) consolidated earnings before interest and taxes plus depreciation and amortization expense) and the debt rating of TTC, each as identified in the Term Loan Agreement. With respect to loans subject to the Base Rate, interest is payable quarterly in arrears. With respect to loans subject to the Term SOFR, interest is payable either monthly or quarterly depending on the interest period selected by TTC. Beginning with the last business day in June 2025, TTC will make quarterly amortization payments on the Term Loan equal to 2.5% of the aggregate principal amount of the Term Loan. On the closing of the Term Loan, TTC elected an interest rate with respect to the Term Loan equal to the applicable rate plus the Term SOFR.

The Term Loan Agreement contains customary covenants regarding TTC and its subsidiaries, including, without limitation: financial covenants, such as the maintenance of minimum interest coverage and maximum leverage ratios; and negative covenants, which, among other things, limit dividends, disposition of assets, consolidations and mergers, liens and other matters customarily restricted in such agreements. Most of these restrictions are subject to certain minimum thresholds and exceptions. The Term Loan Agreement also contains customary events of default, including, without limitation: payment defaults, material inaccuracy of representations and warranties, covenant defaults, bankruptcy and insolvency proceedings, cross-defaults to certain other agreements, and change of control.

Wells Fargo Securities, LLC, BofA Securities, Inc. and U.S. Bank National Association served as joint lead arrangers and joint bookrunners for the Term Loan, for which they each received customary compensation. In addition, the administrative agent, the co-syndication agents and certain of the other lenders and their respective affiliates have in the past performed, and may in the future from time to time perform, investment banking, financial advisory, lending and/or commercial banking services for TTC and its subsidiaries, for which service they have in the past received, and may in the future receive, customary compensation and reimbursement of expenses.

The foregoing description of the Term Loan Agreement is a summary of the material terms of the Term Loan Agreement, does not purport to be complete and is qualified in its entirety by reference to the complete text of the Term Loan Agreement, a copy of which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On April 27, 2022, TTC borrowed the full $200 million of available borrowings under the Term Loan. The information described above under “ Item 1.01 Entry into a Material Definitive Agreement” is incorporated herein by reference.

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Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1
Term Loan Credit Agreement dated as of April 27, 2022, by and among The Toro Company, as Borrower, Bank of America, N.A., as Administrative Agent, Wells Fargo Bank, National Association and U.S. Bank National Association, as Co-Syndication Agents and the Other Lenders Party Thereto (filed herewith).

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE TORO COMPANY
(Registrant)

Date: April 28, 2022	By:	/s/ Amy E. Dahl
Amy E. Dahl
Vice President, Human Resources and General Counsel and Corporate Secretary

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